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                                                                    Exhibit 99.1


                           AXCELIS TECHNOLOGIES, INC.

                 FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004

                   FACTORS AFFECTING FUTURE OPERATING RESULTS


         From time to time, we may make forward-looking public statements, such as statements concerning our then expected future revenues or earnings or concerning the prospects for our markets or our product development, projected plans, performance, order procurement as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in registration statements filed under the Securities Act of 1933, as amended (the "Securities Act"), in press releases or informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, as enacted by the Private Securities Litigation Reform Act of 1995.

         We wish to caution you not to place undue reliance on these forward-looking statements. These statements speak only as of the date on which they are made and represent management's expectations based on information available to them at that time. The factors listed below, as well as other factors that we may or may not have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

         We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events that may cause us to re-evaluate our forward-looking statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf.

IF SEMICONDUCTOR MANUFACTURERS DO NOT MAKE SUFFICIENT CAPITAL EXPENDITURES, OUR SALES AND PROFITABILITY WILL BE HARMED.

         Almost all of our new orders will depend upon demand from semiconductor manufacturers who build or expand fabrication facilities. If the rate of construction or expansion of fabrication facilities declines, demand for our systems will decline, reducing our revenues. This would also hurt our profitability, because of our high fixed cost structure and our continued investments in engineering, research and development and marketing necessary to develop new products and to maintain extensive customer service and support capabilities limit our ability to reduce expenses in proportion to declining sales.

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OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         We derive most of our revenues from the sale of a relatively small number of expensive products to a small number of customers. The list prices on these products range from $200,000 to over $4.0 million. At our current sales level, each sale, or failure to make a sale, could have a material effect on us in a particular quarter. In a given quarter, a number of factors can adversely affect our revenues and results, including changes in our product mix, increased fixed expenses per unit due to reductions in the number of products manufactured, and higher fixed costs due to increased levels of research and development and expansion of our worldwide sales and marketing organization. Axcelis' financial results also fluctuate based on gross profit realized on sales. Gross profit as a percentage of revenue may vary based on a variety of factors, including the mix and average selling prices of products sold, costs to manufacture and customize systems and warranty costs. Our gross margins also may be affected by the introduction of new products. Due to the foregoing factors, we believe that period-to-period comparisons of our operating results should not be relied upon as an indicator of our future performance.

OUR QUARTERLY FINANCIAL RESULTS MAY FALL SHORT OF ANTICIPATED LEVELS; FORECASTING QUARTERLY REVENUES AND PROFITABILITY IS COMPLEX AND MAY BE INACCURATE.

         Management typically provides financial forecasts for the subsequent quarter in the earnings release for each quarter. These forecasts are based on assumptions believed to be reasonable when made of shipment timing and contract terms, but in some cases, at the time the forecast is made the final customer terms may not have been agreed and documented, so the level of revenues recognizable in a particular quarter may vary from the forecast. Our lengthy sales cycle, coupled with customers' competing capital budget considerations, make the timing of customer orders uneven and difficult to predict. In addition, our backlog at the beginning of a quarter typically does not include all orders required to achieve our sales objectives for that quarter and is not a reliable indicator of our future sales. As a result, our revenues and operating results for a quarter depend on our shipping orders as scheduled during that quarter as well as obtaining new orders for products to be shipped in that same quarter. Any delay in, or cancellation of, scheduled shipments or in shipments from new orders could materially and adversely affect our financial results.

         The SEC's Staff Accounting Bulletin 104, addressing revenue recognition, has added additional complexity in forecasting quarterly revenues and profitability. Orders for our products usually contain multiple delivery elements that result in revenue deferral under generally accepted accounting principles. Due to the foregoing factors, investors should understand that our actual financial results for a quarter may vary significantly from our forecasts of financial performance for that quarter. Failure to meet forecast financial performance may have an adverse effect on the price of our common stock.

THE SEMICONDUCTOR INDUSTRY IS HIGHLY CYCLICAL AND WE EXPECT THAT DEMAND FOR OUR PRODUCTS WILL REGULARLY INCREASE AND DECREASE, MAKING IT DIFFICULT TO MANAGE THE BUSINESS AND POTENTIALLY CAUSING HARM TO OUR SALES AND PROFITABILITY.

         The semiconductor business is highly cyclical, experiencing upturns where the demand for our products is high and downturns where our customers are not investing in new or expanded fabrication facilities. Our revenues can vary significantly from one point in the cycle to another, making it difficult to manage the business, both when revenues are increasing and when they are decreasing. In addition, a substantial portion of the Company's operating expenses are fixed and do not fluctuate with changes in volume. Significant decreases in revenues can therefore have a disproportionate effect on profitability.


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OVERSUPPLY IN THE SEMICONDUCTOR INDUSTRY REDUCES DEMAND FOR CAPITAL EQUIPMENT,
INCLUDING OUR PRODUCTS.

         From time to time, inventory buildups in the semiconductor industry, resulting in part from the down cycle, produce an oversupply of semiconductors. This will cause semiconductor manufacturers to revise capital spending plans, resulting in reduced demand for capital equipment such as our products. If an oversupply is not reduced by increasing demand from the various electronics industries that use semiconductors, which we cannot accurately predict, our sales and profitability will be harmed.

IF WE FAIL TO DEVELOP AND INTRODUCE RELIABLE NEW OR ENHANCED PRODUCTS AND SERVICES THAT MEET THE NEEDS OF SEMICONDUCTOR MANUFACTURERS, OUR RESULTS WILL SUFFER.

         Rapid technological changes in semiconductor manufacturing processes require us to respond quickly to changing customer requirements. Our future success will depend in part upon our ability to develop, manufacture and successfully introduce new systems and product lines with improved capabilities and to continue to enhance existing products, including products that process 300 millimeter wafers using a single wafer platform. This will depend upon a variety of factors, including new product selection, timely and efficient completion of product design and development and of manufacturing and assembly processes, product performance in the field and effective sales and marketing. In particular:

         o We must develop the technical specifications of competitive new systems, or enhancements to our existing systems, and manufacture and ship these systems or enhancements in volume in a timely manner.

         o We will need to accurately predict the schedule on which our customers will be ready to transition to new products, in order to accurately forecast demand for new products while managing the transition from older products.

         o We will need to effectively manage product reliability or quality problems that often exist with new systems, in order to avoid reduced orders, higher manufacturing costs, delays in acceptance and payment and additional service and warranty expenses.

         o        Our new products must be accepted in the marketplace.

         Our failure to meet any of these requirements will have a material adverse effect on our operating results and profitability.


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IF WE FAIL TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE SEMICONDUCTOR
EQUIPMENT INDUSTRY, OUR SALES AND PROFITABILITY WILL DECLINE.

         The market for semiconductor manufacturing equipment is highly competitive and includes companies with substantially greater financial, engineering, manufacturing, marketing and customer service and support resources than we have that may be better positioned to compete successfully in the industry. In addition, there are smaller, emerging semiconductor equipment companies that provide innovative systems with technology that may have performance advantages over our systems. Competitors are expected to continue to improve the design and performance of their existing products and processes and to introduce new products and processes with improved price and performance characteristics. If we are unable to improve or introduce competing products when demanded by the markets, our business will be harmed. In addition, if competitors enter into strategic relationships with leading semiconductor manufacturers covering products similar to those sold or being developed by us, our ability to sell products to those manufacturers may be adversely affected. Finally, if we must lower prices to maintain competitive without commensurate cost of goods savings, our gross margins and profitability will be adversely affected.

WE HAVE BEEN DEPENDENT ON SALES TO A LIMITED NUMBER OF LARGE CUSTOMERS; THE LOSS OF ANY OF THESE CUSTOMERS OR ANY REDUCTION IN ORDERS FROM THEM COULD MATERIALLY AFFECT OUR SALES.

         Historically, we have sold a significant proportion of our products and services to a limited number of fabricators of semiconductor products. For example, in 2004,our customer, ST Microelectronics accounted for 14.9% of our net sales. Also, in 2004, our top ten customers accounted for 61% of our net sales. None of our customers has entered into a long-term agreement requiring it to purchase our products. Although the composition of the group comprising our largest customers has varied from year to year, the loss of a significant customer or any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic or competitive conditions in the semiconductor industry, could adversely affect us. The ongoing consolidation of semiconductor manufacturers may also increase the harmful effect of losing one or more significant customers.

WE ACCESS THE IMPORTANT JAPANESE MARKET FOR ION IMPLANT THROUGH A JOINT VENTURE THAT WE DO NOT CONTROL.

         We own 50% of the equity of a Japanese corporation called Sumitomo Eaton Nova Corporation or SEN, to which we have granted an exclusive license to manufacture and sell ion implanters in Japan. Historically, Japan has represented approximately 20% of the annual worldwide market for ion implanters. Sumitomo Heavy Industries, Ltd., a Japanese manufacturer of industrial machinery and ships, owns the remaining 50% of the equity. Neither Axcelis nor Sumitomo has the right to buy out the other's interest in SEN and the SEN joint venture is perpetual (although SEN's license to use our technology could be terminated, as described below). Our joint venture agreement with Sumitomo gives both owners veto rights, so that neither of us alone can effectively control SEN. SEN's business is subject to the same risks as our business. Royalties and income from SEN have been a substantial contribution to our earnings, and a substantial decline in SEN's sales and net income could have a material adverse effect on our net income. As a result of this joint venture structure, we have less control over SEN management than over our own management. In addition, given the equal balance of ownership, it is possible that the SEN Board may be unable to reach consensus from time to time, which could delay important decisions.


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         Although SEN and Axcelis triggered a provision requiring good faith negotiations on modifications to the license agreement, during 2004, no modifications were reached. The license agreement will continue in its existing form on a year-to-year basis, subject to the right of either party to terminate. Under the SEN bylaws, termination of the license agreement by SEN would be an important matter requiring approval of a majority of the SEN directors. Given Axcelis' 50% representation on the SEN Board, the license agreement will be perpetual until such time as Axcelis deems a termination to be in its interest. Axcelis does not expect to terminate the SEN license agreement. During 2005, Axcelis intends to continue to pursue agreement with SEN on amendments to the license agreement to add additional licensed products and related royalty terms.

         We may occasionally allow SEN to sell implanters outside of Japan. We allow these sales when they are consistent with Axcelis' marketing policies and procedures. When these sales are allowed, we receive commissions in addition to royalties from SEN on these extra-territorial sales and assume most of the post-installation warranty responsibility. However, the financial benefit to Axcelis from the sale of a SEN implanter is less than the financial benefit of a sale of an Axcelis implanter, so such extra-territorial sales may have an adverse effect on the Company's revenues.

AXCELIS IS SUBJECT TO THE RISKS OF OPERATING INTERNATIONALLY AND WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM OUTSIDE THE UNITED STATES, ESPECIALLY FROM ASIA.

         We are substantially dependent on sales of our products and services to customers outside the United States. International sales, including export sales from our U.S. manufacturing facilities to non-U.S. customers and sales by our non-U.S. subsidiaries and branches, accounted for 77.0% of total revenue in 2004, 65.3% in 2003, and 53.3% in 2002. In recent years, the percentage of shipments to Asia has been increasing. System shipments to Asian customers represented 74% of total shipment dollars in 2004 in comparison to 60% of total shipment dollars in 2003. We anticipate that international sales will continue to account for a significant portion of our revenue. Because of our dependence upon international sales, our results and prospects may be adversely affected by a number of factors, including:

         o unexpected changes in laws or regulations resulting in more burdensome governmental controls, tariffs, restrictions, embargoes or export license requirements;

         o        difficulties in obtaining required export licenses;

         o        volatility in currency exchange rates;

         o        political and economic instability, particularly in Asia;

         o        difficulties in accounts receivable collections;

         o extended payment terms beyond those customarily offered in the United States;

         o difficulties in managing distributors or representatives outside the United States;

         o difficulties in staffing and managing foreign subsidiary and branch operations; and

         o        potentially adverse tax consequences.


WE MAY NOT BE ABLE TO MAINTAIN AND EXPAND OUR BUSINESS IF WE ARE NOT ABLE TO HIRE, RETAIN AND INTEGRATE QUALIFIED PERSONNEL.

         Our business depends on our ability to attract and retain qualified, experienced employees. There is substantial competition for experienced engineering, technical, financial, sales and marketing personnel in our industry. In particular, we must attract and retain highly skilled design and process engineers. Competition for such personnel is intense, particularly in the Boston metropolitan area, as well as in


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other locations around the world. In 2004, we announced the relocation of our
Rockville, Maryland operations into our Beverly, Massachusetts headquarters. Although a number of employees will be relocating, we will need to hire to fill open positions in Beverly. If we are unable to retain our existing key personnel, or attract and retain additional qualified personnel, we may from time to time experience levels of staffing inadequate to develop, manufacture and market our products and perform services for our customers. As a result, our growth could be limited or we could fail to meet our delivery commitments or experience deterioration in service levels or decreased customer satisfaction, all of which could adversely affect our financial results.

OUR DEPENDENCE UPON A LIMITED NUMBER OF SUPPLIERS FOR MANY COMPONENTS AND SUB-ASSEMBLIES COULD RESULT IN INCREASED COSTS OR DELAYS IN THE MANUFACTURE AND SALE OF OUR PRODUCTS.

         We rely to a substantial extent on outside vendors to manufacture many of the components and subassemblies of our products. We obtain many of these components and sub-assemblies from either a sole source or a limited group of suppliers. Because of our reliance on outside vendors generally, and on a limited group of suppliers in particular, we may be unable to obtain an adequate supply of required components on a timely basis, on price and other terms acceptable to us, or at all.

         In addition, we often quote prices to our customers and accept customer orders for our products before purchasing components and subassemblies from our suppliers. If our suppliers increase the cost of components or subassemblies, we may not have alternative sources of supply and may not be able to raise the price of our products to cover all or part of the increased cost of components.

         The manufacture of some of these components and subassemblies is an extremely complex process and requires long lead times. As a result, we have in the past and may in the future experience delays or shortages. If we are unable to obtain adequate and timely deliveries of our required components or subassemblies, we may have to seek alternative sources of supply or manufacture these components internally. This could delay our ability to manufacture or to ship our systems on a timely basis, causing us to lose sales, incur additional costs, delay new product introductions and suffer harm to our reputation.

OUR INTERNATIONAL OPERATIONS INVOLVE CURRENCY RISK.

         Substantially all of our sales are billed in U.S. dollars, thereby reducing the impact of fluctuations in foreign exchange rates on our results. Operating margins of certain foreign operations can fluctuate with changes in foreign exchange rates to the extent revenues are billed in U.S. dollars and operating expenses are incurred in the local functional currency. During the year ended December 31, 2004, approximately 13% of the Company's revenues were derived from foreign operations with this inherent risk. In addition, at December 31, 2004, the Company's operations outside of the United States accounted for approximately 29% of the Company's total assets, the majority of which was denominated in currencies other than the U.S. dollar. Our investment in SEN and our royalty and equity income from SEN are subject to foreign currency exchange risks. The Company uses forward contracts to hedge the risk of currency fluctuation with respect to SEN royalties for which payment is received in Japanese yen.

IN CERTAIN CIRCUMSTANCES, WE MAY NEED ADDITIONAL CAPITAL.

         Our capital requirements may vary widely from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results, financing activities, acquisitions and investments and inventory and receivables management. Our outstanding convertible debt in the


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principal amount of $125 million becomes due in January 2007. We believe that our exiting cash and cash equivalents will be sufficient to satisfy our anticipated cash requirements for at least the next twelve months. This, of course, depends on the accuracy of our assumptions about levels of sales and expenses, and a number of factors, including those described in these "Risk Factors," could cause us to require additional capital from external sources. In addition, in the future, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. Depending on market conditions, future debt or equity financings may not be possible on attractive terms or at all. In addition, future debt or equity financings could be dilutive to the existing holders of our common stock and convertible notes. Moreover, our existing credit agreement contains restrictive covenants limiting our ability to engage in additional debt financings without the permission of the banks..

OUR STOCK PRICE COULD BE VOLATILE AND YOU COULD LOSE THE VALUE OF YOUR
INVESTMENT.

Our stock price has been volatile and has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose value. Some of the factors that could significantly affect the market price of our stock include:

         o        actual or anticipated variations in results;

         o        analyst reports or recommendations;

         o        changes in interest rates; and

         o other events and factors, many of which are beyond our control.

The stock market in general and Nasdaq and technology companies in particular have experienced extreme price fluctuations.


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WE SEEK TO PROTECT OUR PROPRIETARY TECHNOLOGY THROUGH PATENTS AND TRADE SECRETS
THAT MAY BE VULNERABLE TO EFFORTS BY COMPETITORS TO CHALLENGE OR DESIGN AROUND, POTENTIALLY REDUCING OUR MARKET SHARE.

         We rely on a combination of patents, copyrights, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect our proprietary technology. Despite our efforts to protect our intellectual property, our competitors may be able to legitimately ascertain the non-patented proprietary technology embedded in our systems. If this occurs, we may not be able to prevent their use of this technology. Our means of protecting our proprietary rights may not be adequate and our patents may not be sufficiently broad to prevent others from using technology that is similar to or the same as our technology. In addition, patents issued to us have been, or might be challenged, and might be invalidated or circumvented and any rights granted under our patents may not provide adequate protection to us. Our competitors may independently develop similar technology, duplicate features of our products or design around patents that may be issued to us. As a result of these threats to our proprietary technology, we may have to resort to costly litigation to enforce or defend our intellectual property rights. Finally, all patents expire after a period of time (in the U.S., patents expire 20 years from the date of filing of the patent application). Our market share could be negatively impacted by the expiration of a patent which had created a barrier for our competitors.

         Axcelis also has agreements with third parties for licensing of patented or proprietary technology, both where Axcelis is the licensor and the licensee. These agreements include royalty-bearing licenses and technology cross-licenses. Termination of license agreements could have an adverse impact on our financial performance or ability to ship products with existing configurations.

WE OR CUSTOMERS THAT WE INDEMNIFY MIGHT FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS OR PATENT DISPUTES THAT MAY BE COSTLY TO RESOLVE AND, IF RESOLVED AGAINST US, COULD BE VERY COSTLY TO US AND PREVENT US FROM MAKING AND SELLING OUR SYSTEMS.

         From time to time, claims and proceedings have been or may be asserted against us relative to patent validity or infringement matters. Our system sales documentation typically includes an indemnification by Axcelis of our customers from liability to third parties for intellectual property infringement arising from the use of our products in their intended manner. Therefore, Axcelis on occasion receives notification from customers who believe that Axcelis owes them indemnification or other obligations related to infringement claims made against the customers by third parties. Our involvement in any patent dispute or other intellectual property dispute or action to protect trade secrets, even if the claims are without merit, could be very expensive to defend and could divert the attention of our management. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties and prevent us from manufacturing and selling our systems. In addition, infringement indemnification clauses in system sale agreements may require us to take other actions or require us to provide certain remedies to customers who are exposed to indemnified liabilities. Any of these situations could have a material adverse effect on our business results.

IF OPERATIONS WERE DISRUPTED AT AXCELIS' PRIMARY MANUFACTURING FACILITY IT WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         We have one primary manufacturing facility, located in Massachusetts, and its operations are subject to disruption for a variety of reasons, including, but not limited to natural disasters, work


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stoppages, operational facility constraints and terrorism. Such disruption could cause delays in shipments of products to our customers and could result in cancellation of orders or loss of customers and could seriously harm our business.


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